EXHIBIT 15.1
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Shareholders and Board of Trustees
AMLI Residential Properties Trust:





Gentlemen:




RE:  Registration Statements Nos. 333-89594, 333-89598,
     333-89622, 333-74300, 333-70076, 333-83923, 333-65503,
     333-57327, 333-24433, 333-08819, 333-08813, 333-08815,
     33-93120, 33-89508, 33-71566



With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 31, 2002 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities act of 1933, such report is not considered a part of a registration prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.






KPMG LLP
Chicago, Illinois
October 31, 2002